Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333‑170668 and 333‑192004), Form S-4 (No. 333‑131484) and Form S-8 (Nos. 333‑125875, 333‑181786, 333‑99866, 33-99868 and 333-217802) of Darling Ingredients Inc. of our reports dated February 27, 2019, with respect to the consolidated balance sheets of Darling Ingredients Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2018, which reports appear in the December 29, 2018 annual report on Form 10‑K of Darling Ingredients Inc.
Our report refers to a change of accounting for revenue recognition on December 31, 2017, due to adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Dallas, Texas
February 27, 2019